Exhibit 4.46

SaaS Agreement

Contract Details

Meaning of words - Certain key terms are defined in these Contract Details. Other definitions appear at the end of the Standard Terms

Parties	Bupa and Vendor

Bupa	Name	Bupa Wellness Pty Ltd

	ABN	67 145 612 951

	Address	33 Exhibition Street, Melbourne VIC 3000 Australia

	Telephone	03 9937 3314

	Email	Erin.McLean@bupa.com.au

	Attention	Erin McLean
(Bupa Representative)

Vendor or WellteQ	Name	WellteQ Australia Pty Ltd

	ACN	619 154 120

	Address	283 Rokeby Road, Subiaco, 6008

	Telephone	+65 8118 5423

	Email	jeames@wellteq.co

	Attention	Jeames Gillett
(Vendor Representative)

Recitals	A	Bupa wishes to enter into an arrangement for the supply of certain types of services by the Vendor.

	B	The Vendor has agreed that it will provide the Services to Bupa on the following agreed terms during the term of this agreement.

Professional	$ 5 million per occurrence.
Indemnity
Insurance

Public Liability	$ 10 million per occurrence.
Insurance

Workers’	As required by law.
Compensation
Insurance

Date of agreement	See Signing Page.

Term	This agreement commences on 1st August 2018 and will continue for 24 months until 31st July 2020.

Meetings	The parties will meet monthly to discuss the performance by the Vendor of its obligations under this agreement.

Reports	The Vendor will provide the following reports to Bupa:
Monthly Progress Report.

Nominated Personnel	The Vendor will use, but is not limited to, the following personnel to provide the Services:

Jeames Gillett - COO

Andrew Kerekes - CDO

Ross Draper - CTO

Jeremy Hole - Customer Success Manager

Structure of this agreement	This agreement is structured as follows:

Standard Terms – these arethe terms on which each party performs its obligations.

Schedule 1 – Hosting Services and Support and Maintenance Services – the details of the hosting services and support and maintenance services to be provided.

Schedule 2 – Fees – the fees for which the Services will be provided.

Executed as an agreement

SIGNED by		SIGNED by

Name:	BRENT BENNETT	Name:	SCOTT MONTGOMERY

as duly authorised representative of BUPA WELLNESS PTY LTD:		as duly authorised representative of the vendor

Signature:	/s/ BRENT BENNETT	Signature:	/s/ SCOTT MONTGOMERY
Position:	HEAD OF WELLNESS	Position:	CEO

in the presence of:		in the presence of:

Name:	Lucy Roze	Name:	JEREMY HOLE
Signature:	/s/ Lucy Roze	Signature:	/s/ JEREMY HOLE
Position:	Product coordinator	Position:	CUSTOMER SUCCESS MANAGER
Date:	09/25/2018	Date:	09/24/2018

Standard Terms

1	Scope of this agreement

1.1	Services

The Vendor agrees to provide the Services to Bupa (and any member of the Bupa Group at the direction of Bupa) on the tenms of this agreement.

1.2	Nominated Personnel

(a)	The Vendor will use the Nominated Personnel to perform the roles described in this agreement in the performance of this agreement. The Vendor must not remove or replace Nominated Personnel without Bupa’s consent. Bupa may require the removal and prompt replacement of Nominated Personnel who are not performing their roles to Bupa’s reasonable satisfaction.

(b)	Clause 1.2(a) does not apply where any of the Nominated Personnel dies, retires or resigns from the Vendor’s employment or otherwise suffers from ill health or some domestic necessity in which case the Vendor will nominate a suitable replacement, for an interim period of 14 days, following the departure of the Nominated Personnel. Bupa reserves the right to approve any permanent replacements for the Nominated Personnel.

1.3	Term

The term of this agreement is set out in the Contract Details. The parties may agree in writing to extend this agreement by two further periods of up to 12 months each. Bupa may propose such an extension by giving the Vendor at least 30 days’ notice in writing before the expiry of the term.

1.4	Non exclusivity

The Vendor’s appointment is non-exclusive and Bupa may, at any time, appoint another vendor or make its own arrangements with respect to services that are similar to or the same as the Services.

1.5	Relationship of parties

The relationship of Bupa and the Vendor under this agreement is that of principal and this independent contractor. This agreement will not does not make either party a joint venture, the partner, employee or agent of the other. No act or omission of either party is to bind the other party except as expressly set out in this agreement.

2	Fees, invoicing and payment

2.1	Payment of Fees

In consideration for the provision of the Services, Bupa will pay to the Vendor the Fees in accordance with Schedule 2.

2.2	GST

The consideration specified in this agreement does not include any amount for GST. If a supply under this agreement is subject to GST, the recipient must pay to the supplier an additional amount equal to the fees payable multiplied by the applicable GST rate. The additional amount is payable at the same time as the consideration for the supply is payable or is to be provided. However, the additional amount need not be paid until the supplier gives the recipient a Tax Invoice. If the additional amount differs from the amount of GST payable by the supplier, the parties must adjust the additional amount.

2.3	Withholding Tax

Bupa may deduct or withhold from any amount payable to the Vendor under this agreement, any amount required by law to be deducted from such payments (including any amount required to be deducted from such payments under the provisions of a taxation law). If Bupa is required to do so then it must provide to the Vendor, on written request, receipts, if any, issued by the Australian Tax Office or other appropriate governmental agency evidencing payment of such amounts deducted or withheld under this clause 2.3.

2.4	Reimbursement

If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified does not include any amount for GST for which the party is entitled to an input tax credit.

2.5	Invoices

The Vendor must invoice Bupa in accordance with Schedule 2.

2.6	Invoicing upon Acceptance

If Acceptance Testing is specified in this agreement for a Service the Vendor will not invoice Bupa until Bupa has provided the Vendor with an Acceptance Certificate for that Service.

2.7	Payment

Bupa will pay any undisputed invoice for Fees 30 days after it is received. If Bupa disputes an invoice (in whole or in part) it must promptly notify the Vendor. If Bupa disputes only part of an invoice the Vendor may issue a separate invoice for the undisputed part, which Bupa will pay in accordance with Schedule 2.

2.8	Benchmarking

Bupa may implement a formal independent benchmarking of the cost of the Services once a year. The cost of the benchmarking will be shared equally between the parties. The purpose of the benchmarking will be to compare the total cost of the Services against the best practice delivery of like services to organisations similar to the Vendor in comparable circumstances. If the result of the benchmarking indicates that the Fees are in excess of best practice, then the Vendor must either:

(a)	reduce the Fees so as to accord with best practice; or

(b)	improve the Services or otherwise participate in a value adding initiative so as to justify the then existing level of Fees by reference to best practice.

3	Services

3.1	Representations and warranties

The Vendor represents and warrants that:

(a)	all Services will be provided with due care and skill and must conform to the requirements of this agreement;

(b)	it has the requisite technology, skill, personnel and expertise to enable it to perform all its obligations under this agreement;

(c)	in providing the Services it will comply with all applicable laws and industry standards;

(d)	it has, prior to entering into this agreement, complied with all applicable laws and obtained all relevant consents and authorisations as required by law;

(e)	in providing the Services it will comply with Bupa’s directions;

(f)	the work performed to provide the Services will be done to a high standard in accordance with industry best practice;

(g)	it will only use first class materials in providing the Services; and

(f)	the Services will be fit for the purpose required by Bupa.

4	Delays

4.1	Notice of delay

As soon as it becomes apparent that an obligation under this agreement may not be met by the date required under this agreement or the Implementation Plan, the Vendor must promptly notify Bupa in writing. The notice must include:

(a)	the cause or causes of the delay;

(b)	the steps the Vendor is taking to minimise the delay; and

(c)	any extension of time requested to meet the affected obligations.

4.2	Extension of time

Bupa may extend the time for meeting any affected obligation by a period it considers reasonable having regard to the extent to which performance has been delayed by causes beyond the reasonable control of the Vendor. This agreement or the implementation Plan (as the case may be) may be revised to reflect any such extensions.

4.3	Failure to notify delay

If the Vendor fails to notify Bupa of a delay in accordance with this clause 4, then:

(a)	Bupa is not obliged to grant an extension of time for provision of the Services; and

(b)	the Vendor must perform its obligations according to this agreement or the Implementation Plan (as the case may be).

4.4	Time is of the essence

Time is of the essence for the performance of the Vendor’s obligations under this agreement.

4.5	Liquidated damages for late delivery

(a)	If a Service is not accepted by Bupa by the date specified in this agreement or the Implementation Plan then, without limiting Bupa’s rights under this agreement, Bupa may recover liquidated damages from the Vendor in accordance with Schedule 2.

(b)	The parties agree that the payment of liquidated damages is not a penalty and is a genuine pre-estimate of the Loss likely to be suffered by Bupa for the delay.

5	Bupa inputs

5.1	Bupa inputs

Bupa will provide the Vendor with the Bupa inputs described in Schedule 1. The provision of those inputs, together with the performance of its other express obligations under this agreement, constitute Bupa’s entire responsibility in relation to the performance of this agreement.

6	Acceptance Testing

6.1	Acceptance Testing

If specified in Schedule 1, Bupa will test the Services within 30 days of the provision of the Services to see whether they conform to the requirements of this agreement and the applicable Acceptance Criteria (Acceptance Testing).

6.2	Vendor to assist

The Vendor will provide co-operation and assistance to Bupa, in accordance with this agreement and the Implementation Plan, for any Acceptance Testing Bupa may perform.

6.3	Acceptance of Services

After Acceptance Testing, Bupa will, within 30 days, notify the Vendor that either:

(a)	it accepts the Services (or part of them), by issuing an Acceptance Certificate to the Vendor; or

(b)	the Services (or part of the Services) fail to meet the Acceptance Criteria, in which case Bupa may:

(i)	reject the Services (or part of the Services) and notify the Vendor of the reasons for its rejection and:

(A)	the Vendor must promptly modify, repair or replace the Services and resubmit the Services to Bupa for testing within 7 days of notification; and

(B)	Bupa will retest the Services in accordance with this clause 6; or

(ii)	accept the failed Services (or part of the Services) by issuing an Acceptance Certificate to the Vendor, subject to a reduction in the Fees payable by Bupa for the Services (or part of the Services) equal to the reduction in the quality of the Services (or part of the Services) to reflect the adverse financial impact of that failure on Bupa, as reasonably determined by Bupa.

6.4	Failure to pass tests two or more times

(a)	If the Services (or part of the Services) fail to pass Acceptance Testing two or more times Bupa may reject the Services (or part of the Services) and terminate this agreement.

(b)	If Bupa terminates this agreement under this clause 6.4, the Vendor will be responsible for all costs the Vendor has incurred to this point which have not already been invoiced to Bupa under clause 2. Bupa will have no liability to pay any further amounts to the Vendor. The Vendor must refund all amounts paid to it by Bupa under this agreement within 14 days of termination.

7	Deliverables

7.1	Inspection of Deliverables

Bupa will inspect the Deliverables within a reasonable time after delivery. Payment for the Deliverables or the signing of delivery receipts before inspection does not constitute acceptance of Deliverables.

7.2	Rejection of defective Deliverables

If on inspection Bupa finds that any Deliverables do not conform to the requirements of this agreement, or are otherwise defective, Bupa may:

(a)	reject the defective Deliverables by returning them to the Vendor or making them available for collection at Bupa’s address set out in the Contract Details (or such address otherwise nominated by Bupa); or

(b)	accept the defective Deliverables at a reduced price agreed with the Vendor.

7.3	Payment does not prevent rejection

Bupa may reject and return to the Vendor any Deliverables which do not conform to the requirements of this agreement even if Bupa has accepted or paid for them.

7.4	Reimbursement of costs of returning rejected Deliverables

The Vendor must reimburse Bupa for any reasonable expenses it incurs in returning defective Deliverables to the Vendor.

7.5	Refund of Fees for rejected Deliverables

On request the Vendor must refund any payments made by Bupa in respect of rejected Deliverables.

8	Hosting Services

8.1	Hosting

The Vendor must provide Bupa with the Hosting Services.

9	Support and Maintenance Services

9.1	Maintenance

The Vendor must provide Bupa with the Support and Maintenance Services.

10	Service Continuity

10.1	Service Continuity

The Vendor must comply with the obligations set out in Schedule 5.

11	Service Levels

11.1	Compliance with Service Levels

The Vendor must ensure that the performance of the Services meets or exceeds the Service Levels.

11.2	Fee Rebate

(a)	If the Vendor fails to meet Service Levels in a calendar month Bupa is entitled to a rebate on the Fees for that month as set out in Schedule 1 (Fee Rebate).

(a)	The parties agree that the payment of Fee Rebates is a price adjustment to reflect the actual quality of the Services provided to Bupa in the relevant period and is not a penalty or an agreed estimate of the Loss that may be suffered or incurred by Bupa in respect of a breach of the Service Levels (which gives rise to the Fee Rebates). Accordingly, the crediting of Fee Rebates is without prejudice to any entitlement Bupa may have to Loss from the Vendor relating to any such breach of the Service Levels.

11.3	Disputes as to Service Levels

A dispute as to whether the Service Levels have been met, and whether Fee Rebates are due, will be referred to the dispute resolution procedure described in clause 18.3. Until such time as the dispute has been resolved, Bupa may withhold payment of the Fees and the relevant Service Levels will be treated by the parties as having not been met and the Fee Rebates as being due, and the Vendor must continue to provide the Services.

12	Third Party suppliers

12.1	Co-operation with other contractors

(a)	Each party acknowledges that the other party has in place, and may during the term of this agreement, appoint Third Party suppliers.

(b)	WellteQ will notify BUPA, in each instance, where cooperation with third parties is estimated to require more than 1 working day of effort from WellteQ and, WellteQ will, where requested by BUPA in such instances, provide a Statement of Work for the required cooperation for BUPA’s approval

(c)	Each party must, in fulfilling its obligations under this agreement, use reasonable efforts to require its Third Party suppliers to provide to the other party (and its Third Party suppliers) all reasonable co-operation and assistance requested by the other party (or their Third Party suppliers) in connection with the provision of the Services under this agreement, including:

(i)	providing such information about the manner in which the Services or related services are provided, as is reasonably necessary for the other party to comply with its obligations under this agreement, or carry out such activities that falls within its responsibility to perform under this agreement, including without limitation, information regarding the operating environment, system constraints and other operating parameters applicable to the systems and softwarebeing used and managed by the relevant party from time to time, that impact on the Services, other than commercially sensitive information;

(ii)	joint planning and collaboration with the other party and that party’s Third Party Suppliers;

(iii)	making available to, or accepting information from, such Third Party suppliers, other than commercially sensitive information;

(iv)	meeting with the other party and their respective Third Party suppliers to discuss the relevant services that impact on the Services, and engaging in joint problem resolution;

(v)	providing such information as is reasonably necessary to ensure that the results of the services provided by a Third Party supplier are compatible with the Services; and

(vi)	operating and maintaining any new software, hardware or technology resulting from the services provided by a Third Party supplier.

(d)	Each party must inform the other party of any disputes or disagreements that arise between itself and a Third Party supplier to the other party which are relevant to this agreement, and will take all reasonable steps to settle such disputes or disagreements as soon as possible, so as to avoid or minimise any disruption to the provision of the Services or the performance of any obligations under this agreement.

(e)	Where a party has or will incur substantial additional costs in relation to the necessary co-operation with a Third Party supplier to the other party, the parties will meet in good faith to discuss the quantity and mechanism for reimbursement of that party.

(f)	Subject to law, an act or omission of a Third Party supplier will not relieve the Vendor of any liability for any failure to perform its obligations under this agreement.

(g)	The Vendor will have no right to object to any Third Party supplier of Bupa.

13	Confidential Information

13.1	Confidentiality obligations

Subject to clause 13.2 and clause 13.3, a party (Recipient) who receives Confidential Information from the other party (Discloser) must not:

(a)	use it for any purpose other than performing its obligations under this agreement;

(b)	disclose it to any person except as permitted by this agreement; or

(c)	make or assist any person to make any use of it other than in accordance with this agreement.

13.2	Certain disclosures not prohibited

Notwithstanding clause 13.1, a Recipient may disclose Confidential Information:

(a)	to Personnel of the Recipient who needs to know that information for the purposes of this agreement, provided that such disclosure is under conditions of confidentiality consistent with this clause 13; or

(b)	if the Discloser has given its written consent to the disclosure; or

(c)	as required by law or by the listing rules of any stock exchange where the Discloser’s securities are listed or quoted.

13.3	Permitted disclosures by Bupa

Notwithstanding anything contained in this agreement, a Recipient may disclose Confidential Information of the Discloser:

(a)	to a body having regulatory or supervisory authority over any part of Bupa’s business or affairs;

(b)	as required by law or by the listing rules of any stock exchange where the Discloser’s securities are listed or quoted; or

(c)	in the case of Bupa, to a member of the Bupa Group.

13.4	Notification of disclosure

The Recipient must:

(a)	so far as the law permits, immediately notify the Discloser if Confidential Information is to be disclosed under clauses 13.3(a) and 13.3(b) to enable the Discloser to take any action to prevent such disclosure; and

(b)	immediately notify the Discloser of all information which comes to its attention regarding any actual or potential disclosure or use of Confidential Information of the Discloser other than in accordance with this clause 13.

13.5	Return of Confidential Information

On the earlier of:

(a)	a demand by the Discloser; or

(b)	the expiry or termination of this agreement,

the Recipient must deliver to the Discloser (or with the Discloser’s prior consent, destroy or erase) any Confidential Information of the Discloser in the possession, power or control of the Recipient or any of its Personnel.

14	Privacy and data security

14.1	Compliance with Privacy Laws

(a)	The Vendor will comply with all Privacy Laws in relation to Personal Information, whether or not the Vendor is an entity bound by the Privacy Laws.

(b)	Without limiting the generality of clause 14.1(a), the Vendor must:

(i)	not use or disclose any Personal Information, other than as strictly required for the purpose of performing its obligations under this agreement;

(ii)	ensure that access to the Personal Information is given only to those of the Vendor’s Personnel who reasonably require access for the purpose of the Vendor carrying out its obligations under this agreement;

(iii)	immediately notify Bupa if the Vendor becomes aware of an actual or potential breach of the Privacy Laws by itself or any of its Personnel or receives a Privacy Complaint;

(iv)	promptly provide Bupa with any information or assistance reasonably requested by Bupa for the purposes of investigating an actual or potential breach of Privacy Laws or a Privacy Complaint;

(v)	comply with all reasonable directions given by Bupa to rectify or minimise any breach of Privacy Laws or any Privacy Complaint;

(vi)	cooperate, and provide Bupa with assistance in cooperating, with any investigations or recommendations made by a Privacy Regulator in connection with the handling of Personal Information in the course of performing its obligations under this agreement; and

(vii)	provide Bupa with any reasonable assistance requested by Bupa for the purposes of Bupa complying with any Privacy Laws, including without limitation responding to a request by any individual for access to their Personal Information.

14.2	No offshoring

(a)	The Vendor must not transfer or store any Personal Information outside Australia, or allow parties located outside Australia to have access to such information, unless Bupa has given its prior written consent.

(b)	In the event that Bupa provides consent for Personal Information to be transferred or stored pursuant to this clause 14.2, the Vendor must ensure that any offshore recipient of the Personal Information complies with all Privacy Laws in relation to that Personal Information. The Vendor is liable at all times for all acts or omissions of any offshore recipients of Personal Information.

14.3	Security

(a)	The Vendor must have in place adequate Security Measures to protect any Bupa Data that it handles under this agreement.

(b)	Without limiting the generality of clause 14.3(a), the Vendor must, where relevant:

(i)	implement, maintain and enforce security procedures acceptable to Bupa with respect to access to the Premises;

(ii)	ensure that only Personnel of the Vendor that have been authorised by the Vendor to have access to the Premises are given access to the Premises; and

(iii)	ensure that its security procedures include the monitoring of persons on the Premises so as to ensure that they are authorised Personnel of the Vendor.

(c)	If the Vendor becomes aware of an actual or potential Data Security Breach, it must notify Bupa immediately (and no later than 24 hours after) it becomes aware of the Data Security Breach.

14.4	Audit

(a)	The Vendor must ensure that it undertakes, at its own cost, an audit of its compliance with Privacy Laws and Security Measures. The audit must be conducted by an independent auditor at least once every 2 years.

(b)	At Bupa’s request, the Vendor must provide Bupa with evidence of its compliance with clause 14.4(a) and a copy of the audit findings to the extent that those findings relate to the Services that the Vendor provides under this agreement.

(c)	The Vendor must, at Bupa’s request:

(i)	provide to Bupa evidence of its compliance with clause 13; and

(ii)	provide to Bupa evidence of its compliance with this clause 14 and must implement any additional Security Measures reasonably requested by Bupa from time to time.

14.5	Indemnity

Without limiting the generality of clause 16.3, the Vendor indemnifies, and keeps indemnified, Bupa and its Personnel against any Loss suffered or incurred by Bupa and/or its Personnel in connection with any Claim which may be instituted against Bupa and/or its Personnel arising out of:

(a)	any failure by the Vendor to perform any of its obligations under clause 13 or this clause 14; and

(b)	any Data Security Breach.

15	Intellectual Property Rights and Data

15.1	The services will result in the generation of data that includes Bupa Data and WellteQ Data.

15.2	Intellectual Property Rights in data

(a)	Personally Identifiable Information is Bupa Data and remains the sole property of Bupa.

(b)	All data and specifications owned, available under license by the Vendor from third parties and used by the Vendor in connection with managing and delivery of the Bupa Data and for the performance of any Services shall remain the property of the Vendor at all times and shall be retained by the Vendor upon termination of the Agreement. For the avoidance of doubt this means the WellteQ Data.

15.3	Intellectual Property Rights in the Deliverables

Notwithstanding any other clause in this Agreement, Wellteq shall, subject to confidentiality obligations, be permitted to reuse all ideas, concepts or knowledge developed or acquired (other than those provided by Bupa or developed jointly by Bupa and Wellteq under a separate statement of work) during The Term of this Agreement.

Nothing in this Agreement shall be construed to preclude Wellteq from acquiring, developing, promoting or enhancing technology performing the same or similar functions as any work product or services created for Bupa under the terms of this agreement.

15.4	Existing Intellectual Property Rights unaffected

(a)	Nothing in this agreement affects the ownership of existing Intellectual Property Rights owned by the Vendor or any third party which are used in the provision of the Services, but, the Vendor grants to Bupa, for the term of this agreement, a royalty free, non-exclusive, non-transferrable licence to use the Vendor Services.

(b)	Nothing in this agreement affects the ownership of existing Intellectual Property Rights owned by Bupa such as but not limited to the Bupa Data.

15.5	Third party rights not infringed

The Vendor warrants that the provision and use of the Services as contemplated by this agreement will not infringe the Intellectual Property Rights of any other person.

15.6	Protection against third party claims

Without limiting the generality of clause 16.3, the Vendor will indemnify, and keep indemnified, Bupa and its Personnel (those indemnified) against any Loss suffered or incurred by those indemnified in connection with any Claim alleging that the provision and use of the Services, as contemplated by this agreement, infringes the Intellectual Property Rights of any other person. Bupa will notify the Vendor promptly of any such Claim, and in any event within 10 Business Days of becoming aware of it.

15.7	Third party claims

If a person Claims that Bupa’s and/or its Personnel’s use of the Services in accordance with this agreement is an infringement of that person’s Intellectual Property Rights or other rights (including a misuse of the person’s confidential misuse of the person’s confidential information), or a breach of an obligation owed to that person by the Vendor then, without limiting any of Bupa’s other rights or remedies, the Vendor must (at Bupa’s option):

(a)	obtain the right for Bupa and its Personnel to continue using the Services; or

(b)	replace or modify the Services so that they become non-infringing,

within 14 days of being notified of the Claim.

15.8	Handling of claims

The Vendor will be responsible for the defence of any Claim covered under clauses 15.5. On request, Bupa will provide the Vendor with reasonable assistance with the Claim, provided the Vendor meets Bupa’s costs of doing do. The Vendor may not agree to any settlement of a Claim that would involve Bupa doing or refraining from doing anything without Bupa’s prior written consent.

15.9	Ownership of Bupa Data

(a)	Subject to clause 15.1(a), the Vendor does not obtain any rights in or to the Bupa Personally Identifiable Information, which is the property of Bupa.

(b)	Subject to clause 15.1(a), Bupa grants to the Vendor, for the term of this agreement, a royalty free, non-exclusive, non-transferrable licence to use the Bupa Data solely for the purposes of, and to the extent necessary for, the Vendor to provide the Services to Bupa.

15.10	Use of Bupa Data

The Vendor must not, and warrants that it will not:

(a)	Subject to clause 15.1(a), use the Bupa Data for any purpose other than to provide the Services to Bupa;

(b)	Subject to clause 15.1(a), purport to sell, let for hire, assign rights in, encumber or otherwise transfer title to any of the Bupa Data; or

(c)	Subject to clause 15.1(a), commercially exploit the Bupa Data.

16	Scope of Liability

16.1	Liability

Neither party excludes or limits its liability under or in connection with this agreement in relation to:

(a)	personal injury (including sickness and death);

(b)	liability arising from breach of clause 13 (Confidential Information);

(c)	liability arising from breach of clause 14 (Privacy and data security);

(d)	liability under clause 15.5 (Protection against third party claims); or

(e)	fraud by the party, its employees, agents or subcontractors.

16.2	Excluded liability

Subject to clause 16.1, neither party will be liable (whether in contract, tort including negligence or otherwise) for:

(a)	loss of profits, business, revenue, goodwill, opportunity or anticipated savings; or

(b)	any other form of indirect or consequential loss or damage.

16.3	Indemnity

The Vendor indemnifies, and keeps indemnified, Bupa and its Personnel (those indemnified) against any Loss suffered or incurred by those indemnified arising out of:

(a)	any failure by the Vendor to perform any of its obligations under this agreement;

(b)	any breach of any warranty given by the Vendor under this agreement; and

(c)	any wilful or negligent act or omission of the Vendor.

16.4	Limit of liability

Subject to clause 16.1, the total liability of a party under or in connection with this agreement (whether in contract, tort including negligence or otherwise) is limited to five times the total amount payable under this agreement, or $10,000,000, whichever is greater.

17	Compliance with laws and policies

17.1	Security and other procedures

The Vendor must comply with all Bupa safety, security and site procedures, as notified by Bupa from time to time, when on Bupa premises. If the Vendor is to be given access to Bupa’s information systems then the Vendor must comply with Bupa’s policies relating to such access, as amended from time to time. Bupa will notify the Vendor of relevant changes to its procedures and policies. Bupa may immediately withdraw access and terminate this agreement on written notice for breach of any such policy or procedure, if Bupa regards the breach as sufficiently serious.

17.2	Laws

The Vendor must comply with all applicable laws and industry standards when performing the Vendor’s obligations under this agreement and ensure that it does not put Bupa in breach of those laws or standards.

17.3	Payment Card Industry (PCI) Compliance

(a)	The Vendor warrants and represents that it is aware of the PCI Standard and that the Services will comply with the PCI Standard and any requirements related to the PCI Standard set out in this agreement.

(b)	Upon the Vendor becoming aware that it may not comply with its obligations under clause 17.3(a), it must:

(i)	immediately notify Bupa in writing of the details of the non-compliance and the steps it will undertake to become compliant;

(ii)	notify Bupa when the Services are compliant; and

(iii)	on request and at its own cost, promptly provide Bupa with all information reasonably required to demonstrate such compliance. This may include, amongst other things, the provision of an Attestation of Compliance and Report of Compliance prepared by an independent PCI Qualified Security Assessor accredited by the PCI Standards Council.

18	Governance

18.1	Meetings

The Vendor will ensure that Nominated Personnel attend meetings in accordance with the Contract Details.

18.2	Reports

The Vendor will provide the reports specified in accordance with the Contract Details and such other reports as may be requested from time to time by Bupa.

18.3	Notice of dispute

Any party claiming that a dispute has arisen under or in relation to this agreement must give notice to the other party in writing, setting out the circumstances giving rise to the dispute.

18.4	Negotiation

After notice of a dispute has been given, the Representatives of each party will use their reasonable endeavours to resolve the dispute by good faith negotiations on a without prejudice basis.

18.5	Dispute resolution

If the Representatives have not resolved the dispute within 14 days of notification, the parties may pursue other forms of dispute resolution. Nothing in this agreement prevents a party from commencing court proceedings to seek urgent interim or interlocutory relief at any time.

18.6	Record keeping

The Vendor must keep records, and must ensure any subcontractors keep records, necessary to demonstrate compliance with this agreement.

18.7	Audit right

Bupa and its representatives may have access to, and take copies of, the records of the Vendor and any subcontractors:

(a)	to verify the accuracy of any invoice issued under this agreement; and

(b)	to audit the Vendor’s compliance with the requirements of this agreement.

18.8	APRA

(a)	The Vendor will allow APRA to access:

(i)	any documentation and/or information relating to the Services excluding source code or any other confidential documentation relating to intellectual property owned by wellteq; and

(ii)	any premises of the Vendor, which relates to the provision of the Services,

if APRA considers ii is necessary in its role as prudential supervisor

(b)	If APRA requests access to the Vendor’s premises and/or information in relation to the Services, the Vendor will not disclose to any other party that APRA has made such a request, except with the prior written approval of Bupa.

19	Insurance

19.1	Mandatory insurance

The Vendor must maintain:

(a)	professional indemnity insurance for at least the amount specified in the Contract Details;

(b)	public liability insurance for at least the amount specified in the Contract Details; and

(c)	workers compensation insurance as specified in the Contract Details,

with an insurer reasonably acceptable to Bupa during the period it provides the Services and for the following 6 years.

19.2	Evidence of currency

The Vendor must provide Bupa with evidence of the currency of the required insurance on request from time to time.

20	Force majeure

20.1	Occurrence of Force Majeure Event

If a Force Majeure Event affecting a party precludes that party (Precluded Party) partially or wholly from complying with its obligations then:

(a)	as soon as reasonably practicable after that Force Majeure Event arises, the Precluded Party will notify the other party of:

(i)	the Force Majeure Event;

(ii)	which obligations the Precluded Party is precluded from performing (Affected Obligations);

(iii)	the extent to which the Force Majeure Event precludes the Precluded Party from performing the Affected Obligations (Precluded Extent); and

(iv)	the expected duration of the delay arising out of the Force Majeure Event;

(b)	the Precluded Party’s obligation to perform the Affected Obligations will, to the Precluded Extent, be suspended for so long as is reasonably required for the Precluded Party to overcome the impact of the Force Majeure Event (Actual Delay); and

(c)	each party’s obligations to perform any obligations dependent on the Affected Obligations will be suspended until the Precluded Party resumes performance.

20.2	Termination

If the Actual Delay continues for more than three (3) months, either party may terminate this agreement immediately by giving notice to the other party.

20.3	Consequences of termination

If a party terminates this agreement under clause 20.2:

(a)	the rights and obligations of the parties under this agreement (including, but not limited to, under any licence (except where the licence expressly survives or continues after expiry or termination)) cease; and

(b)	any accrued rights or remedies of a party are not affected.

21	Termination

21.1	Termination for insolvency

Either party may terminate this by notice in writing to the other party if the other party becomes Insolvent.

21.2	Termination for cause

A party may terminate this agreement by notice in writing to the other party if the other party commits a material breach of this agreement and:

(a)	the breach is not capable of being cured; or

(b)	the breach is capable of being cured but the other party fails to cure the breach within 30 days of receiving the notice of breach.

21.3	Termination for convenience

Either Party may terminate this agreement in whole or in part without cause by giving the Vendor 60 days’ notice in writing.

21.4	Consequences of termination

On termination of this agreement:

(a)	if terminated under clause 21.3, Bupa must pay the Vendor any outstanding Fees for Services performed in accordance with this agreement on receipt of a proper invoice;

(b)	the Vendor must at Bupa’s option;

(i)	return to Bupa;

(ii)	erase from the Vendor’s computer systems;

(iii)	destroy and certify in writing to Bupa the destruction of; and/or

(iv)	destroy and permit Bupa to witness the destruction of,

all or part of the Bupa Data;

(c)	the Vendor must return any other Bupa property provided to it under this agreement; and

(d)	Bupa must return any Vendor property provided to it under this agreement.

21.5	Survival of clauses

Clauses 13, 14, 15.5, 16, 21, 22, 23.2, 23.2(b) and 23.3 and survive the termination or expiry of this agreement.

22	Transition out obligations

22.1	Orderly transfer

Upon the expiry or termination of this agreement the Vendor will, if requested by Bupa, provide all reasonable assistance to Bupa in the orderly transfer of the affected Services, functions and operations provided pursuant to this agreement to another service provider or to Bupa itself to ensure the continuity and seamless transition of those Services, functions and operations (Transition Out Services). If so requested by Bupa, the Vendor will agree to prepare a transition plan (which will set out relevant details with respect to the Transition Out Services including scope of services, estimated effort and timeframes).

22.2	Scope of Transition out Services

Transition Out Services may include, but will not be limited to:

(a)	selling, transferring, assigning or relocating equipment and related items;

(b)	ensuring that Nominated Personnel are made available to attend hand-over meetings and to answer questions during the relevant transition out period (including attending meetings with Bupa’s replacement service provider if Bupa is transitioning the Services to another service provider);

(c)	novating or assigning or securing the novation or assignment of such software licences as are specified by Bupa;

(d)	returning or, if requested by Bupa, destroying documents or materials containing Bupa Data together with any reproduction of those documents or materials;

(e)	migrating the work of Bupa to another service provider or to Bupa itself;

(f)	extracting all Bupa Data on a storage disk in an editable format and providing it to Bupa at no additional cost and deleting all Bupa Data in the Vendor’s possession and control within 90 days of termination or expiry of this agreement and providing Bupa with a certificate certifying the destruction of the Bupa Data by a duly authorised representative of the Vendor; and

(g)	if requested by Bupa, granting or procuring for Bupa a licence to continue the use of any generally available software which has become incorporated in any Deliverable and, without limiting the foregoing, any software licence to Bupa which is integral to the ongoing provision of the Services in both source and object code form, subject to payment of a reasonable licence fee by Bupa.

22.3	Duration of Transition Out Services

Transition Out Services will be available to Bupa for a period of 3 months after the effective date of termination or expiry, unless otherwise agreed by Bupa.

22.4	Fees for Transition Out Services

Bupa will pay additional Fees in respect of the Transition Out Fees.

23	Assignment, subcontracting and no poaching

23.1	Assignment

(a)	The Vendor may not assign, novate or otherwise deal with any of its rights or obligations under this agreement without Bupa’s prior consent.

(b)	Bupa may novate or assign its rights or obligations under this agreement to a Related Body Corporate by notice to the Vendor and the Vendor must immediately execute any documents necessary to give effect to this.

23.2	Subcontracting

(a)	The Vendor may not subcontract the performance of any of its obligations under this agreement without Bupa’s prior written consent.

(b)	The Vendor remains responsible for the performance of any obligations that it subcontracts.

23.3	No poaching

Unless otherwise agreed to by the parties in writing, during the term of this agreement and for six (6) months thereafter, neither party will, directly or indirectly, solicit for employment, offer employment to or employ or retain (whether as an employee, officer, agent, consultant, advisor or in any other capacity) any employee of the other party who is or was actively involved in the provision of the Services under this agreement. Notwithstanding the foregoing, each party acknowledges and agrees that this agreement will not prohibit:

(a)	solicitations through general public advertising or other publications of general public circulation; or

(b)	the hiring of any employee of a party who contacts the other party without such other party having solicited such employee.

24	Notices

24.1	Form of notices

Any notice, approval, consent or other otherwise communication in relation to this agreement must:

(a)	be in writing;

(b)	be marked for the attention of:

(i)	in the case of a notice to Bupa, the Bupa Representative; and

(ii)	in the case of a notice to the Vendor, the Vendor Representative; and

(c)	be left at the address set out in the Contract Details, be sent by prepaid ordinary post or be sent by email to the Representative as set out in the Contract Details.

24.2	Effect of notice

A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

24.3	Notices sent by post in Australia

If posted in Australia, a letter is taken to be received on the third day after posting.

24.4	Notices sent by post overseas

If posted overseas, a letter is taken to be received on the seventh day after posting.

24.5	Email

An email is taken to be received at the time shown in a delivery confirmation report generated by the sender’s email system.

25	General

25.1	Governing law

This agreement is governed by the law in force in the State of Victoria, Australia. Each party submits to the non-exclusive jurisdiction of the courts of the State of Victoria and courts entitled to hear appeals from those courts.

25.2	Waiver

A party’s rights under this agreement can only be waived by that party in writing.

25.3	Variation

This agreement may not be varied except in writing signed by both parties.

25.4	Discretion in exercising rights

A party may exercise a right, remedy or power in any way it considers appropriate.

25.5	Exercise of rights

If a party does not exercise a right, remedy or power at any time, this does not mean that the party cannot exercise it later.

25.6	Remedies cumulative

A party’s rights, remedies and powers under this agreement are in addition to any rights, remedies and powers provided by law.

25.7	Indemnities

The indemnities in this agreement are continuing obligations, independent from the other obligations of the parties under this agreement and continue after this agreement ends. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.

25.8	Counterparts

This agreement may consist of a number of copies, each signed by one or more parties to the agreement. If so, the signed copies are treated as making up the one document and the date on which the last counterpart is executed will be the date of this agreement.

25.9	Entire agreement

This agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

26	Interpretation

26.1	Definitions

These meanings apply unless the contrary intention appears:

Acceptance Certificate means written confirmation from Bupa that a Service has met the Acceptance Criteria.

Acceptance Criteria means the requirements specified in Schedule 1 which a Service must meet to be accepted by Bupa.

Acceptance Testing has the meaning given to it in clause 6.1.

APRA means the Australian Prudential Regulation Authority.

Attestation of Compliance means a document prepared by a PCI Qualified Security Assessor (QSA) declaring the status of the Vendor’s compliance with the PCI Standard.

BACA means Bupa Aged Care Australia Ply Ltd ABN 74 082 931 575.

Bupa Data means any Material containing Personal lnfonmation or Confidential Information of Bupa handled by the Vendor in accordance with this agreement.

Bupa Group means the following:

(a)	Bupa Wellness Ply Ltd (ABN 67 145 612 951

(b)	Bupa ANZ Healthcare Holdings Ply Limited (ABN 16 126 737 308); and

(c)	Bupa ANZ Insurance Ply Ltd (ABN 81 098 309 025),

and their respective Related Bodies Corporate.

Business Continuity Event means an event that disrupts Bupa’s normal business functions, operations or processes, whether it is:

(a)	a Force Majeure Event: or

(b)	any other event that has the capacity to lead to loss of or a disruption to an organisation’s operations, services or functions - which, if not managed, can escalate into an emergency, crisis or disaster.

Business Day means a day other than a Saturday, Sunday or public holiday in Melbourne, Australia.

Claim means any action, claim, demand or proceeding.

Confidential Information of a party (Discloser) means all information:

(a)	disclosed or communicated to the other party (Recipient): or

(b)	learnt or accessed by the Recipient,

in connection with this agreement in circumstances importing an obligation of confidence, or in circumstances in which the party ought to be aware are confidential, excluding any such information which the Recipient can establish:

(c)	is or becomes generally available in the public domain otherwise than through a breach of this agreement;

(d)	is or becomes known to the Recipient from a source other than the Discloser otherwise than through a breach of an obligation of confidentiality owed to the Discloser;

(e)	is or has been independently developed or acquired by the Recipient; or

(f)	is approved in writing by the Discloser for disclosure to the Recipient.

For the avoidance of doubt, Bupa’s Confidential Information includes:

(g)	the existence and terms of this agreement;

(h)	any information which relates to the business, assets, customers, strategies, concepts or affairs of any member of the Bupa Group; and

(i)	any information that is developed by the Vendor in the course of providing the Services to the extent such development is based on Bupa’s unique information or content.

Controller has the meaning given to it by the Corporations Act 2001 (Cth).

Deliverables means any Material to be delivered to Bupa by the Vendor under this agreement.

Data Security Breach means any unauthorised access, modification, use, disclosure or loss of Bupa Data.

Disaster Recovery Event means:

(a)	a Force Majeure Event impacting the Vendor; and

(b)	any other event which adversely impacts on the continuity of the Vendor’s provision of the Services to Bupa.

Documentation means:

(a)	the documentation described in Schedule 1;

(b)	any other documentation provided to Bupa by, or on behalf of, the Vendor under this agreement; and

(c)	any changes (including additions) to the documentation described in paragraphs (a) and (b) above.

Error is defined in Schedule 1.

Fee Rebate has the meaning given to it in clause 11.2(a).

Fees means the fees set out in Schedule 2.

Force Majeure Event affecting a person means any event outside that person’s reasonable control, and includes fire, storm, flood, earthquake, accident, war, labour dispute (other than a dispute solely between that person and its own staff or staff under its control), materials or labour shortage, the change or introduction of any law or regulation.

GST has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Hosting Services means the hosting services described in Schedule 1.

Implementation Plan means the implementation plan set out in Schedule 1.

Insolvent means, for a person, and provided section 434J of the Corporations Act 2001 (Cth) does not apply, if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act 2001 (Cth));

(c)	it has had a Controller appointed or is in liquidation, in provisional liquidation, under administration or wound up or has had a Receiver appointed to any part of its property;

(d)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement);

(e)	an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above;

(f)	it is taken (under section 459F(1) of the Corporations Act 2001 (Cth)) to have failed to comply with a statutory demand;

(g)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act 2001 (Cth) (or it makes a statement from which another party to this agreement reasonably deduces it is so subject);

(h)	it is otherwise unable to pay its debts when they fall due; or

(i)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction.

Intellectual Property Rights include all patents, copyright, moral rights, registered designs, registered and unregistered trademarks, trade secrets, knowhow and confidential information and all other intellectual property as defined in Article 2 of the Convention Establishing the World Intellectual Property Organisation of July 1967.

Loss includes any loss, damage, liability, cost or expense (including any legal cost and expense on a full indemnity basis) however it arises and whether it is present or future, fixed or unascertained, actual or contingent, direct or indirect, and includes loss of profit, revenue or anticipated savings.

Material means material in whatever form including documents, reports, products, equipment, information, data, and software.

Nominated Personnel means the persons identified as such in this agreement.

PCI Qualified Security Assessor means a person who has been certified by the PCI Standards Council to audit merchants for PCI Standard compliance.

PCI Standard means the Payment Card Industry Data Security Standard.

PCI Standards Council means the body responsible for the development, management, education, and awareness of the PCI Standard.

Personal Information means:

(a)	information or an opinion (including information or an opinion forming part of a database), whether true or not, and whether recorded in a material form or not about an individual whose identity is apparent, or can reasonably be ascertained, from the information or opinion; or

(b)	information or a document that relates to the affairs or personal particulars of another person (such as a company or a business),

which is received or learnt by the Vendor from any source as a consequence of or in the performance of its rights and obligations under this agreement.

Personnel means any officer, employee,contractor, agent or representative.

Premises means any premises owned or operated by the Vendor from which any obligations under this agreement are performed.

Privacy Act means the Privacy Act 1988 (Cth).

Privacy Complaint means any complaint made by an individual to the Vendor or to a Privacy Regulator in relation to the handling of their Personal Information.

Privacy Laws means the Privacy Act, the Spam Act 2003 (Cth) and any other legislation, principles, industry codes and policies relating to the handling of Personal Information.

Privacy Regulator means the Office of the Australian Information Commissioner, and any government or statutory body having regulatory authority over the handling of Personal Information by Bupa.

Receiver has the meaning given to it by the Corporations Act 2001 (Cth).

Related Bodies Corporate has the meaning given to it by the Corporations Act 2001 (Cth).

Report of Compliance means a report containing details of the status of the Vendor’s compliance with the PCI Standard.

Representative, in relation to a party, means that party’s representative identified in this agreement or any replacement person nominated by that party at any time.

Security Measures includes all reasonable physical security, network security, logical access security, communications security and personnel security measures that are reasonable for a highly reputable provider of services similar to the Services.

Services means the provision of the Hosting Services and Support and Maintenance Services.

Service Levels means the service levels referred to in Schedule 1.

Support and Maintenance Services means the support and maintenance services described in Schedule 1.

Tax Invoice has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Timetable means the timetable for the provision of the Services set out in this agreement.

Third Party means any entity or person other than Bupa, the Vendor and a subcontractor of the Vendor.

WellteQ Data means all of the following but does not include Bupa Data:

(a)	Interaction data between users of the WellteQ application and the Vendor (emails, messages, user interactions with the WellteQ application, customer survey data);

(b)	machine data (sensor data from WellteQ wearables/phones);

(c)	mathematically derived scores or indices based wholly or partly on interaction and/or machine data; and

(d)	anonymous identification data (A persistent anonymous key that enables information from classes (b) and (c) above to be joined for the purposes of analysis and reporting.

17.1	References to certain general terms

Unless the contrary intention appears, a reference in this agreement to:

(a)	(variation or replacement) a document (including this agreement) includes any variation or replacement of it;

(b)	(references to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them:

(c)	(singular includes plural) the singular includes the plural and vice versa;

(d)	(person) the word “person” includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association, or any government agency;

(e)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(f)	(dollars) an amount of money is a reference to the lawful currency of Australia;

(g)	(calculation of time) a period of time that dates from a given day or the day of an act or event is to be calculated exclusive of that day;

(h)	(reference to a day) a day is to a calendar day and is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(i)	(meaning not limited) the words “include”, “including”, “for example” or “such as” are not to be interpreted as words of limitation, and when such words introduce an example, they do not limit the meaning of the words to which the example relates, or to examples of a similar kind;

(U)	(next day) if an act under this agreement to be done by a party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day;

(k)	(next Business Day) if an event under this agreement must occur on a stipulated day which is not a Business Day the stipulated day will be taken to be the next Business Day; and

(I)	(reference to anything) anything (including any amount) is a reference to the whole and each part of it.

17.2	Headings

Headings are included for convenience only and are not to affect the interpretation of this agreement.

Schedule 1 - Hosting Services and Support and Maintenance Services

1	Definitions

The following words have these meanings in this Schedule:

Error means a defect within the mobile application or hosted service interfering with the normal usage of the application.

Helpdesk Services is defined in section 3.2 (‘Helpdesk Services’).

Modification means any change, deletion, addition, replacement or amendment to the Hosting Services whether in the form of a bug fix, patch, Workaround, Error correction or other remedial work, generic modification or enhancement.

Non-Compliance means any failure of the Hosting Services to meet the Specification.

Specifications means requirements that are formally documented in such a way as to be verifiably tested or proved.

Workaround means a change to the Hosting Services, or a different way of using the Hosting Services (other than using part of the Hosting Services that causes the Error), which materially reduces the impact of the Error.

2	Hosting Services

2.1	WellteQ provides a mobile application which interacts with a fully managed backend. This backend is hosted with our preferred supplier Amazon Web Services (AWS). Depending on the options selected this can be part of a shared platform with logical separation of data or a dedicated set of virtual infrastructure unique to them.

2.2	The size and scale of this hosted infrastructure will vary based upon the number of contracted users and their reasonable use of the system.

2.3	This is provided as a fully managed service to the customer. Customers are not expected to have management or visibility of the hosting and communications of any issues or faults would occur via the Helpdesk services detailed below.

3	Support and Maintenance Services

3.1	Helpdesk services

The Vendor must provide the Helpdesk Services to Bupa according to this section 3. In this section “Helpdesk Services” means e-mail support service available to Bupa to:

(a)	answer questions and give technical assistance about the installation, use and support of the mobile application and the associated client dashboards.

(b)	log reports of Errors and advise on progress of their correction.

3.2	Availability

Helpdesk Services will be available to Bupa Monday to Friday, 9am to 6pm SGT

4	Service Levels

4.1	Infrastructure Service Levels

WellteQ aims for an uptime of 99.9% for the platform. This excludes any necessary pre planned maintenance windows that may become necessary to ensure the security and performance of the platform or changes at the request of the Customer.

4.2	Dependency upon third party services

For provision of data from mobile devices and user owned wearable devices e.g. Apple/ Garmin, the WellteQ service is wholly dependent upon those providers for the delivery of this data via device API or internet feed, which in turn is reliant upon permission and configuration performed by the end user allowing WellteQ to receive this data (handled in app, post registration). WellteQ works closely with wearable data providers to ensure up time, however customers accept the limitations imposed upon us by those providers and that we cannot be held responsible for any delay, loss of data or interruption to service incurred by them through issues within their infrastructure, API, or changes thereof.

4.2	Warranted Availability

In this section:

Actual Availability of the Solution will be calculated by the subtraction of the Downtime percentage for the Solution from 100%.

Downtime is calculated as the unscheduled time during which the Solution is unavailable for productive use by Bupa (determined by reference to the Bupa Specifications) due to failure of the Solution or the withdrawal of the Solution for unscheduled maintenance, repair, testing or replacement. Downtime is expressed as a percentage of the total time in any one month period during the term of this agreement.

Warranted Availability means that the Solution will be available for productive use by Bupa (excluding scheduled outages) 99.9% of the time measured over a rolling three month period.

4.3	Support and Maintenance Service Levels

The Vendor must respond to an Error within the ‘Response Times’ and work towards the Target Resolution time.

Incident Level	Guidelines		Target Response Time	Target Escalation Time	Target Resolution Time

Pl	●	A business critical function cannot be performed and, or a critical number of users or a group being affected	< 1 hour	N/A	Within 24 hours*

	● ●	Workaround is not available Significant business impact	Immediate work start and continue around the clock until rectified

All Pl incidents must be submitted by phone to the COO to ensure proper escalation.

P2	●	A business function is severely affected and, or a moderate number of users or a subset within a group	< 2 hours	1 hour	< 2 days*

	●	Workaround is not available or available at significant effort	Immediate work start and continue until rectified

	●	Moderate business impact	All P2 incident must be submitted by phone to the COO to ensure proper escalation.

P3	●	No business function affected	< 1 working day (8 hours)	4 hours	< 5 working days*

	●	Workaround is available. Reasonable effort for user to conduct business activity via workaround

	●	Business impact mitigated via workaround

P4	●	User ls unable to perform a non-business critical function	< 3 working day	1 day	Rectify in next Release or other opportunity to maintain the Hosting Services*

	●	Workaround is available

	●	No business impact

*	All target resolution time will be determined by the nature of the event.

Escalations

As not every support case can be resolved at the point of report, it is important to outline process by which cases are and can be escalated.

Functional Escalations

As outlined in the Service Desk Severity Rankings and Response Times chart above, our service desk team will escalate any unresolved issue(s) functionally within the time allotted for that severity.

Hierarchical Escalations

If you have questions or concerns about the operation of the service desk, wish to compliment the team, or simply require more information about an incident; please contact Ross Draper, WellteQ’s Chief Technical Officer by email: ross@wellteg.co

All P1 & P2 escalations must be submitted by phone to the COO to ensure proper escalation.

Jeames Gillett- COO: jeames@wellteg.co +65 8118 5423

4.4	Detected Errors

When the Vendor detects any Error, it must notify Bupa within 24 hours of confirmed existence of P1 and P2 errors. When the customer detects an Error with the service, these must be duly reported to the customer helpdesk service. P1 and P2 errors are only accepted via phone to the nominated contacts above to ensure immediate and appropriate escalation and response. Errors that require updates to the mobile app or server code are subject to a testing, release and change management process to ensure uptime and security. Depending on the severity of the Error and impact of the change this will take the form of a hotfix or a scheduled software release, which WellteQ will communicate to the customer. Such changes are subject to normal third party delays such as app store approval times (24 hours typically)

4.5	Resources

Correction of Errors may be by remote diagnosis but the Vendor must apply whatever resources and provide whatever services (including new software) are necessary to correct an Error where it is directly related to the mobile software or backend and not as a result of a dependency upon a wearable data provider (see dependencies).

4.6	Data correction

In the event that the customer believes user information supplied by Bupa or an end user stored by WellteQ in App is incorrect, WellteQ will make reasonable endeavours to correct this data. Where WellteQ receives wearable data from third party providers on behalf of the end user, the customer accepts that the responsibility to correct or supply such data belongs jointly with the end user and the third party data provider (be it API or SOK driven).

5	Services Descriptions

a)	Creating Team Challenges; and

b)	Managing Team Challenges with the Bupa Wellness Program Managers; and

c)	Providing Maintenance Services

5.1	Service Specific Inclusions

The services to be provided by WellteO is included in the pricing set out below is as follows;

●	Host and maintain challenge platform

●	Provide Bupa Wellness Program Manager support (email, phone) as required

●	Set up challenges as required by Bupa Wellness

●	Client co-branding (in app logo, participant web view logo and client admin dashboard logo*

●	Generate client login details to client web based reporting system - client admin dashboard

●	Provide Bupa Wellness with a summary report of the event and any other report agreed in the challenge request at the conclusion of an event

●	Provide entrant support via email

*	All co-branded promotional material will be provided by Bupa Wellness

5.2	Team Challenge Deliverables

Below are the specified deliverables between WellteO and Bupa. Bupa Wellness Program Managers will be responsible for all deliverables directly with the client to deliver the end to end service.

Task		Party to complete	Timetable

Sales handover form completed and provided to WellteO operations - operations@wellteq.co		Bupa	-6 weeks

Team Challenge platform configuration, includes:		WellteO	-5 weeks

-	Platfonm launch date
-	Participant cap (if required)
-	Dual branding (Client logo)
-	Configuration of key features (incl selected wearables in store)
-	Smoke test

New environment handover/onboarding session		WellteO/Bupa	-5 weeks

Wearable Fulfilment		WellteQ	-4 weeks - +4 weeks

Analytics consultancy (if purchased)		WellteQ	-2 weeks - +6 weeks

Operational support to users		WellteQ	-2 weeks - +4 weeks

Prize fulfillment		WellteO	+1 - +4 weeks

End of Challenge Report		WellteQ	+6 weeks (2 weeks after challenge)

Schedule 2 - Fees

All pricing in AUD

1	Hosting Services Fee

1.1	Minimum fee

The fees for the Hosting Services are:

Basic Option

●	Dedicated Instance - $300 per month

Fees may increase should user volumes exceed infrastructure capacity of 30,000 users on the platform at a single point in time. Should this occur, Bupa will be notified in writing and formally agree to new Hosting Services fee

1.2	Invoices

The Vendor may submit an invoice to Bupa once the Hosting Services have been accepted by Bupa under clause 6 of this agreement. Each invoice must be a valid Tax Invoice for GST purposes.

1.3	Method of Payment

Bupa will pay the Fees within 30 days of receipt of a correctly rendered invoice.

2	Support and Maintenance Fee

Development maintenance and operational/technical support is included in Software User License Fees and shall be provided as long as this Agreement is in force. This does not include infrastructure support and maintenance.

2.1	Monthly Fee

Monthly support and maintenance fee includes infrastructure performance monitoring, availability monitoring, systems maintenance (OS and library patching) and software deployments - $1,200. Where the quarterly active user volume equals or exceeds 2,400, the monthly support and maintenance fees for that period will be rebated to Bupa Wellness from the next quarters invoice.

2.2	CPI increase only

The Support and Maintenance Fee may not be increased except at each anniversary of the day this agreement commences by an amount not more than any increase in the Consumer Price Index (All Capitals) in the year preceding the increase date.

2.3	Method of Payment

a)	Bupa will pay the Support and Maintenance Fees within 30 days of receipt of a valid Tax Invoice.

b)	If Bupa Wellness disputes an invoice (in whole or in part), it must promptly notify the Vendor within 30 days of receipt of the invoice

c)	The Vendor must not send an invoice to Bupa Wellness for services that were performed (on completion of the challenge) more than two months before the day of invoice. The Vendor agrees to release Bupa Wellness from any claims for payment for services rendered where it has failed to provide Bupa Wellness an invoice for those services within two months of those services being performed

d)	In the event of invoicing errors, Bupa Wellness will not be responsible for the payment of these invoices until the issues are resolved. These issues need to be resolved in a timeframe less than 90 days, otherwise Bupa Wellness will not be responsible for payment

3	Technical Consultancy

3.1	Development - Whitelabel

The fees for creating a Bupa Wellness white label version of the application is: $AUD 14,350

Bupa Wellness White label includes:

●	Bupa Wellness user application

●	Bupa Wellness user web

●	Bupa Wellness Client Administration dashboard

●	Bupa Wellness email verification and participant welcome email

3.2	Infrastructure - Isolated Instance

The fees for creating an isolated instance:

●	Basic - $ 5,400*

*	Both options includes a vulnerability scan.

3.3	Content - Blue Room RSS Feed

The fees for connecting the Bupa Blue Room RSS feed into the Bupa Instance

●	$4,000

4	Software User License

4.1	One off Group Engagement Challenges (4 weeks)

a)	Which includes all available group program topics to choose from: Geographic experience (Australia, South America), MIND-Your-Step, Financial wellbeing etc.

Users	RRP	Bupa
100 - 999	$39.00	$33.15
1,000 - 1,999	$37.00	$31.45
2,000 - 4,999	$34.00	$28.90
5,000 - 9,999	$29.00	$24.65
10,000 +	$24.00	$20.40

b)	Where the quarterly active user volume equals or exceeds 2,000, the Bupa price per user will increase from a 15% discount to 20% across all tiers.

Additional

Each client engagement requires a minimum of 100 paid users.

All client engagements include a mandatory configuration fee.

	RRP	Bupa
Configuration Fee	$999	$849.15

User license fee includes standard end of group challenge report and all components within the client administrator dashboard.

Prizes

As part of the Bupa pricing, WellteQ will include $1 per participant for prizes. This prize pool will be distributed across maximum of 4 mini-challenges (1 per week). Mini-challenges include:

●	Friday Frenzy- achieve over 10,000 steps for the day to go in the draw and win.

●	Team photo competition - send in your team photo/collage and go in the draw to win

●	Super Saturday - achieve over 15,000 steps for the day to go in the draw and win

●	Sleep Week - achieve over 7 hours of sleep 5 or more days of the week to go in the draw and win.

All prizes delivered by WellteQ will be digital/e-gift vouchers from WellteQ’s preferred supplier.

All pre/post program prizes will be the responsibility of Bupa or the client.

Optional Add-ons

Click and drill analytics - 5 pre-defined tableau dashboards.

Premium analytics, click and drill reporting will incur an annual configuration fee which include set-up to client workbook, client dashboards, establishment of user license.

Additional permission layers may be granted to different levels of management. Each user access level will incur a set-up delegated authority per user fee.

	RRP	Bupa
Configuration Fee	$4,999	$4,250
Additional business access levels	$950 p/access	$807.50 p/access
Software License	$1 p/user, p/month	$0.85 p/user, p/month

4.2	WellteQ Platform

WellteQ digital engagement and wellbeing platform offers a 6, 12 and 24 month solution to connect employers with employees via a digital ecosystem. Platform features include:

Foundation:

●	Online Health Risk Assessment

●	Healthy habits individual challenges

●	Daily dashboard and individual leaderboard

●	Content newsfeed

●	Health Events Schedule

●	Wellness Library

Comprehensive

●	Group Engagement Challenges

RRP

	6 months	12 months	24 months
Foundation	$0.90	$0.60	$0.60	Cost of entry - per employee, per month
Comprehensive	$3.50	$2.35	$1.75	Cost of consumption - per user, per month + foundation
Configuration Fee	$999

Bupa

	6 months	12 months	24 months
Foundation	$0.75	$0.50	$0.50	Cost of entry - per employee, per month
Comprehensive	$3.00	$2.00	$1.50	Cost of consumption - per user, per month + foundation
Configuration Fee	$849.15			One off fee

4.3	WellteQ additional integrated service offering

Add on services	Unit Cost	Description
i-screen pathology	$69	Essential Lifestyle Check (16 tests)
i-screen pathology	$129	Essential Health Check (25 tests)
i-screen pathology	$239	Well Woman (33 tests)
i-screen pathology	$239	Well Man (32 tests)
MyFiziq	$5 per user per month	Body Composition Analysis - 3D avatar

4.4	WellteQ Consultancy

WellteQ offers two forms of consultancy.

Analytics Consultancy - delivering a roadmap towards human capital optimisation and delivering ROI insights driven from wellbeing data.

Level of seniority	Day rate
Chief Data Officer	$2,500
Consulting Analyst	$1,850
Analyst	$800

Technical Consultancy

Level of seniority	Day rate
CTO	$2,500
Project Manager	$1,600
Development - Tier 1	$1,200
Development - Tier 2	$1,000
Development - Tier 3	$800
Graphic Designer	$750

4.5	Wearables

All wearables sold from within the WellteQ platform and as part of a packaged solution will attract the below wholesale pricing to Bupa. WellteQ will receive funds from in app purchase and credit total profit amount to Bupa on monthly invoices for the difference between the wholesale rate (provided below) and the rate offered by Bupa to the client. The invoice credit should be provided on a separate invoice detailing which client the device relates to, and how many devices per client have been ordered. Bupa pricing to their client is at the sole discretion of Bupa. WellteQ will be responsible for direct fulfilment to the end users mitigating Bupa of any fulfilment duties. WellteQ will also be responsible for all associated support for individual, bulk delivery. Bupa wholesale costs include postage and handling fees.

GARMIN	Currencv	Garmin RRP	Bupa (wholesale)
Garmin Vivofil 3	AUD	$159.00	$119.00
Garmin Vivofil 4	AUD	$159.00	$129.00
Vivosmart3	AUD	$199.00	$169.00
Vivosport	AUD	$299.00	$254.00
Vivomove HR (sport)	AUD	$299.00	$254.00
Vivomove HR (premium)	AUD	$449.00	$381.50
Vivoactive 3 (Stainless Hardware)	AUD	$449.00	$381.50
Vivoactive 3 (Slate Hardware)	AUD	$499.00	$424.00

4.6	Change in commercials

WellteQ may from time to time modify its pricing due to new product/feature releases. Further to this, additional wearables may be added to the above pricing schedule upon request or due to new product releases. Bupa will be notified in writing in advance from this taking effect and both parties will agree to terms before an addendum is signed. Nonetheless, Bupa may terminate this agreement if it does not agree to the new pricing.